Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

525 UNIVERSITY AVENUE

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March 24, 2026

DigitalOcean Holdings, Inc.

105 Edgeview Drive, Suite 425

Broomfield, Colorado 80021

Re:	DigitalOcean Holdings, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to DigitalOcean Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of shares of common stock, par value $0.000025 per share, of the Company (“Common Stock,” and such shares of common stock, the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

DigitalOcean Holdings, Inc.

March 24, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the Registration Statement;

(b)            an executed copy of a certificate of Amanda Barry, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(c)            a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of March 24, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the written consent referred to below and as of the date hereof (the “Certificate of Incorporation”);

(d)            a copy of the Company’s Amended and Restated Bylaws, as amended and certified pursuant to the Secretary’s Certificate as being in effect on the date of the written consent referred to below and as of the date hereof; and

(e)            a copy of certain action by written consent of the Board of Directors of the Company, adopted on March 22, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the Certificate of Incorporation.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

As used herein, “Transaction Documents” means any applicable underwriting or purchase agreement relating to the issuance and sale of the Securities.

DigitalOcean Holdings, Inc.

March 24, 2026

The opinion stated in the paragraph below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Documents shall have been duly authorized, executed and delivered by the Company and the other parties thereto, including, if such Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors of the Company, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Securities and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; and (v) the terms of the applicable Transaction Documents and the issuance and sale of such Securities have been duly established in conformity with the certificate of incorporation of the Company so as not to violate any applicable law, the certificate of incorporation of the Company or the bylaws of the Company, or result in a default under or breach of any agreement or instrument binding upon the Company or its respective properties, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its respective properties.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

With respect to any shares of Common Stock offered by the Company (the “Offered Common Stock”), when (a) the general conditions shall have been satisfied, (b) if the Offered Common Stock is to be certificated, certificates in the form required under the DGCL representing the shares of Offered Common Stock are duly executed and countersigned or, if the Offered Common Stock is to be issued in uncertificated form, a resolution of the Board of Directors has duly authorized the issuance of the Offered Common Stock in uncertificated form and (c) the shares of Offered Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Common Stock, when issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Document, will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.000025 per share of Common Stock.

The opinion stated herein is subject to the following assumptions and qualifications:

(a)            we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)            we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

DigitalOcean Holdings, Inc.

March 24, 2026

(c)            except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

(e)            we do not express any opinion with respect to the enforceability of any provision of any Transaction Document to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f)            we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(g)            the opinion stated herein is limited to the agreements and documents specifically identified in the opinion contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(h)            this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type; and

(i)            we have assumed that the laws of the State of New York will be chosen to govern any Transaction Documents entered into subsequent to the date hereof and that such choice is and will be a valid and legal provision.

In addition, in rendering the foregoing opinion we have also assumed that:

(a)            neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the applicable Securities: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the DGCL); and

DigitalOcean Holdings, Inc.

March 24, 2026

(b)            neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the applicable Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

BDP